Exhibit 99.1

Polar Power Reports 2016 Financial Results

2016 Net Sales up 233% to Record $22.8 Million, Driving 2016 Net Income to Record $4.4 Million

GARDENA, CA – March 6, 2017 – Polar Power, Inc. (NASDAQ: POLA), a global provider of prime and backup DC power solutions, reported financial results for the twelve months ended December 31, 2016.

Key 2016 Financial & Operational Highlights:

•	Completed initial public offering on December 7, 2016 with $17 million in net proceeds

•	Net sales increased 233% to $22.8 million, as compared to $6.8 million in 2015

•	Gross margin increased to 45%, as compared to 33% in 2015

•	Operating income increased 2,315% to $7.3 million , as compared to $0.3 million in 2015

•	Net income increased to $4.4 million, or $0.58 per basic and diluted share, as compared to a net loss of $0.03 million, or ($0.01) per basic and diluted share, in 2015

Financial Results for the Twelve Months Ended December 31, 2016 Compared to 2015

Net sales totaled $22.8 million, an increase of 233%, as compared to $6.8 million in 2015, with order backlog of $3.1 million at December 31, 2016. The increase in sales was a result of the company’s expansion of sales of DC power systems into other regions within the U.S. telecommunications sector.

Gross margin,as a percentage of net sales, improved to 45%, as compared to 33% in 2015. This improvement in gross marginwas attributable to lower material costs and improved overhead absorption resulting from increased sales.

Operating expenses increased to $2.7 million from $1.9 million in 2015, representing 12% of net sales as compared to 29% of net sales in 2015. The increase in operating expenses was primarily due to the addition of sales and administrative personnel and an increase in consulting and accounting fees related to the public offering.

Operating income was up 2,315% to $7.4 million, as compared to $0.3 million in 2015. This improvement is largely attributable to higher sales and gross margins.

Net income increased to $4.4 million, or $0.58 per basic and diluted share, compared to a net loss of $0.03 million, or ($0.01) per basic and diluted share, in 2015.

Cash at December 31, 2016 totaled $16.2 million, as compared to $0.3 million at December 31, 2015. The increase in cash is primarily due to the successful completion of a $19.3 million initial public offering in December of 2016, resulting in net cash proceeds of $17 million.

Management Commentary

“We believe our strong sales growth in 2016 reflects the acceleration of telecom infrastructure investment nationwide,” said Polar Power CEO, Arthur Sams. “Newer telecom sites are often outdoor sites requiring higher power generation while occupying less space. Our DC power systems, with a small footprint and weight, is meeting growing industry needs for higher efficiency and lower emissions power generating equipment.”

“Today’s reported financial results reflect a strong close to a productive high growth year for Polar Power. Our net sales for the year grew by over 233% while our gross margin increased from 33% to 45% as compared to 2015. These results reaffirm our strategy of investing in plant and equipment during 2015 to ramp up production capacity while expanding sales infrastructure. In addition, during 2016 we successfully completed our initial public offering to provide us with the necessary working capital to continue our expansion globally,” continued Sams.

“Already in 2017, the global outlook for the telecommunications industry that we serve remains optimistic led by strong expansion in cellular tower infrastructure in Asia and Africa. The domestic market continues its growth through increased investments in telecom infrastructure by top tier telecom providers. We expect the market for DC generators, along with solar hybrid power generation equipment, will remain strong during 2017, supported by the growth of telecommunications infrastructure in rural and remote areas in developing nations. The work to expand our sales infrastructure has already begun, with us adding new sales personnel in both domestic and international markets, while we continue our investment in plant and equipment to further increase production capacity and reduce manufacturing costs.”

“We look forward to sharing more on our developing story at the upcoming 29th Annual ROTH Conference on March 14, 2017 in Dana Point, California,” concluded Sams.

About Polar Power, Inc.

Gardena, California-based Polar Power, Inc. (NASDAQ: POLA), designs, manufactures and sells direct current, or DC, power systems, lithium battery powered hybrid solar systems for applications in the telecommunications market and, in other markets, including military, electric vehicle charging, cogeneration, distributed power and uninterruptable power supply. Within the telecommunications market, Polar’s systems provide reliable and low-cost energy for applications for off-grid and bad-grid applications with critical power needs that cannot be without power in the event of utility grid failure. For more information, please visit www.polarpower.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release including, without limitation, the ability of Polar Power to meet industry needs with higher energy efficiency and lower emissions power generating equipment; Polar Power’s expectation that the market for DC generators, along with solar hybrid power generation equipment, will remain strong during 2017, and the ability of Polar Power to add key telecom personnel throughout 2017 are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Polar Power could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse economic and market conditions, including demand for DC power systems; raw material and manufacturing costs; changes in governmental regulations and policies; and other events, factors and risks previously and from time to time disclosed in Polar Power’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Polar Power’s Form S-1 filed with the Securities and Exchange Commission on November 30, 2016.

Media and Investor Relations:

Chris Tyson

Managing Director

MZ North America

Direct: 949-491-8235

ir@polarpowerinc.com

www.mzgroup.us

Company Contact:

Polar Power, Inc.

249 E. Gardena Blvd.

Gardena, CA 90248

Tel: 310-830-9153

ir@polarpowerinc.com

www.polarpower.com

POLAR POWER INC.

Balance Sheets

	December 31, 2016	December 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$ 16,242, 158	$263,418
Accounts receivable	4,403,946	1,496,654
Inventories, net	4,839,591	2,093,099
Prepaid expenses	178,569	93,125
Total current assets	25,664,264	3,946,296

Other assets:
Property and equipment, net	737,586	542,892
Deposits	66,796	88,944
Deferred tax assets	160,637	205,000

Total assets	$26,629,283	$4,783,132

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$659,355	$182,884
Customer deposits	71,954	229,602
Income taxes payable	1,227,308	295,778
Accrued liabilities and other current liabilities	669,889	268,636
Current portion of notes payable	111,368	327,693
Line of credit	—	965,150
Payable for acquired technology	—	131,215
Total current liabilities	2,739,874	2,400,958
Notes payable, net of current portion	237,431	127,840

Total liabilities	2,977,305	2,528,798

Commitments and Contingencies

Shareholders’ Equity
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 50,000,000 shares authorized, 10,143,158 and, 7,365,614, shares issued and outstanding, respectively	1,014	736
Additional paid-in capital	19,242,715	2,248,159
Retained earnings	4,408,249	5,439
Total shareholders’ equity	23,651,978	2,254,334

Total liabilities and shareholders’ equity	$26,629,283	$4,783,132

POLAR POWER INC.

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2016	2015

Net sales	$22,801,494	$6,846,759
Cost of sales	12,619,837	4,558,725
Gross profit	10,181,657	2,288,034
Operating Expenses
General and administrative	2,112,336	1,454,563
Research and development	213,931	116,297
Sales and Marketing	424,579	392,306
Depreciation and amortization	26,888	18,342
Total operating expenses	2,777,734	1,981,508
Income from operations	7,403,923	306,526
Other expenses
Interest expense	(112,550)	(50,971)
Other expenses	(27,516)	(15,325)
Total other expenses	(140,066)	(66,296)
Income before income taxes	7,263,857	240,230
Income tax provision	(2,861,047)	(273,569)
Net Income (loss)	$4,402,810	$(33,339)

Net Income (loss) per share – basic and diluted	$0.58	$(0.01)
Weighted average shares outstanding, basic and diluted	7,564,629	6,832,329

POLAR POWER INC.

Statements of Cash Flows

	Years Ended December 31,
	2016	2015

Cash flows from operating activities:
Net Income (loss)	$4,402,810	$(33,339)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Common shares issued for services	37,500	—
Additional costs of shares issues to related party	—	581,895
Depreciation and amortization	207,857	143,573
Changes in operating assets and liabilities
Accounts receivable	(2,907,292)	(868,416)
Inventories	(2,746,492)	(1,192,827)
Prepaid expenses	(85,444)	15,177
Deposits	22,148	13,755
Deferred tax assets	44,363	(15,000)
Accounts payable	476,471	104,823
Income taxes payable	931,530	257,373
Customer deposits	(157,648)	173,244
Accrued expenses and other current liabilities	401,253	199,015
Net cash provided by (used in) operating activities	627,056	(620,727)

Cash flows from investing activities:
Acquisition of property and equipment	(165,088)	(223,423)
Payable for acquired technology	(131,215)	(180,000)
Net cash used in investing activities	(296,303)	(403,423)

Cash flows from financing activities:
Advances (repayment) of credit line net	(965,150)	965,150
Repayment of notes	(344,197)	(731,074)
Proceeds from issuance of common stock	16,957,334	500,000
Net cash provided by financing activities	15,647,987	734,076

Increase (decrease) in cash and cash equivalents	15,978,740	(290,074)
Cash and cash equivalents, beginning of period	263,418	553,492
Cash and cash equivalents, end of period	$16,242,158	$263,418

Supplemental Cash Flow Information:
Interest paid	$112,550	$50,971
Taxes Paid	1,885,337	31,197
Supplemental non-cash investing and financing activities:
Assets acquired under notes payable	$237,463	$28,046
Transfer of customer deposit to notes payable	—	183,989